Exhibit 5.1

Hogan Lovells US LLP Harbor East 100 International Drive Suite 2000 Baltimore, MD 21202 T +1 410 659 2700 F +1 410 659 2701 www.hoganlovells.com

July 3, 2025

Board of Directors

Tevogen Bio Holdings Inc.

15 Independence Boulevard, Suite #210

Warren, New Jersey 07059

To the addressee referred to above:

We are acting as counsel to Tevogen Bio Holdings Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of up to $50,000,000 of shares of common stock, par value $0.0001 per share, of the Company (the “Shares”), from time to time and at various prices in an “at the market offering” pursuant to the terms of the Sales Agreement, dated July 3, 2025 (the “Sales Agreement”), by and between the Company and A.G.P./Alliance Global Partners as placement agent (the “Agent”). The offering of the Shares by the Company is being made pursuant to the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on June 20, 2025 (as may be amended from time to time, the “Registration Statement”), including a base prospectus (the “Base Prospectus”) that forms a part thereof and a prospectus supplement dated July 3, 2025 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Hogan Lovells US LLP is a limited liability partnership registered in the state of Delaware. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Berlin Birmingham Boston Brussels Colorado Springs Denver Dubai Dublin Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Munich New York Northern Virginia Paris Philadelphia Riyadh Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Tokyo Washington, D.C. For more information see www.hoganlovells.com.

July 3, 2025

Based upon, subject to and limited by the foregoing, we are of the opinion that following the (i) execution and delivery by the Company of the Sales Agreement, (ii) authorization by the Company’s Board of Directors, or authorization by the duly authorized Pricing Committee of the Board of Directors, within the limitations established by resolutions duly adopted by the Pricing Committee of the Board of Directors and in each case made available to us, of the terms pursuant to which the Shares may be sold pursuant to the Sales Agreement, (iii) authorization by a duly authorized executive officer, designated by the Pricing Committee to approve placement notices under the Sales Agreement, of the terms of the applicable placement notice executed in a manner consistent with the foregoing and pursuant to which the Shares may be sold pursuant to the Sales Agreement, (iv) issuance of the Shares pursuant to the terms of the Sales Agreement, and (v) receipt by the Company of the consideration for the Shares sold pursuant to such terms and such applicable placement notice, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP